Exhibit 99.1

For more information, contact:
Sarika Dhadwal (952) 887-3753
Sarika.Dhadwal@Donaldson.com

Donaldson Company Announces Leadership Role Changes

MINNEAPOLIS (June 24, 2024) — Donaldson Company, Inc. (NYSE: DCI), a leading worldwide provider of innovative filtration products and solutions, today announced the following leadership role changes effective August 1, 2024:

▪Andrew Dahlgren, 53, currently President, Life Sciences is appointed President, Mobile Solutions.

▪Richard Lewis, 52, currently President, Mobile Solutions is appointed President, Life Sciences.

"As we execute on our strategic initiatives and make progress toward our fiscal 2026 financial targets and 2030 sustainability ambitions, we are taking steps to ensure Donaldson maintains leadership depth and agility across the organization," said Tod Carpenter, Chairman, President and CEO. "These changes are consistent with our organizational development goals, providing new opportunities and challenges for our people. Andy and Rich are both accomplished leaders with track records of outstanding performance who will bring well-rounded perspectives to their new roles. We are working closely together to ensure a seamless transition and I am highly confident in their abilities to lead these businesses."

Dahlgren, prior to his current role, was Vice President, Asia Pacific. He joined Donaldson in 1994 and throughout his tenure has held leadership positions including Vice President and General Manager of various business units in both Mobile and Industrial Solutions. Dahlgren holds a bachelor’s degree in mechanical engineering from the University of Minnesota Institute of Technology and an MBA from the University of Minnesota Carlson School of Business.

Lewis, prior to his current role, was Senior Vice President, Global Operations. He joined Donaldson in 2002 and throughout his tenure has held several Operations leadership positions as well as General Manager in Mobile Solutions. Lewis holds a bachelor’s degree in industrial engineering from the University of Louisville and an MBA from Indiana University.

Exhibit 99.1
About Donaldson Company

Founded in 1915, Donaldson (NYSE: DCI) is a global leader in technology-led filtration products and solutions, serving a broad range of industries and advanced markets. Diverse, skilled employees at over 140 locations on six continents partner with customers - from small business owners to R&D organizations and the world’s biggest OEM brands. Donaldson solves complex filtration challenges through three primary segments: Mobile Solutions, Industrial Solutions and Life Sciences. Additional information is available at www.Donaldson.com.